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                                                                                EXHIBIT 12
                                         SOUTHWESTERN BELL CORPORATION
                               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                              DOLLARS IN MILLIONS
                                                            YEAR ENDED DECEMBER 31,

                                                    1993       1992      1991       1990         1989

       Income Before Income Taxes,
        Extraordinary Loss and Cumulative
        Effect of Changes in Accounting
        Principles*                          $   1,882.9 $  1,701.2 $ 1,557.0   $1,541.4  $   1,479.5

           Add:Interest Expense                    496.2      530.0     577.7      529.7        543.8
               1/3 Rental Expense                   41.0       45.1      37.5       43.4         42.5



           Adjusted Earnings                 $   2,420.1 $  2,276.3 $ 2,172.2   $2,114.5  $   2,065.8


       Total Interest Charges                $     496.2 $    530.0 $   577.7   $  529.7  $     543.8

       1/3 Rental Expense                           41.0       45.1      37.5       43.4         42.5


           Adjusted Fixed Charges            $     537.2 $    575.1 $   615.2   $  573.1  $     586.3


       Ratio of Earnings to                         4.51       3.96      3.53       3.69         3.52
        Fixed Charges

          *Undistributed earnings on investments accounted for under the equity method have been excluded.

          NOTE:Prior year ratios have been restated to conform to current year methodology of computing undistributed earnings on investments accounted for under the equity method.

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